Exhibit 10.32

Standard Retainer/Meeting Fee Arrangement for Non-Employee Directors

Effective January 1, 2008, Owens Corning’s Compensation Committee amended the standard retainer/meeting fee arrangement for non-employee directors to provide as follows:

•	Non-employee directors receive an annual board retainer of $125,000.

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The Chair of the Audit Committee receives an additional annual retainer of $15,000, and the Chairs of all other board committees receive an additional annual retainer of $10,000. The Lead Director receives an additional retainer of $75,000.

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Directors receive meeting fees of $1,500 per meeting for attendance at each Board meeting, at each Committee meeting of which the director is a member, and at each other function which the director is requested by Owens Corning to attend.

•	Each new director is eligible for a grant of 6,000 restricted shares of Owens Corning common stock upon initial election or appointment to the Board.

•	Directors may elect to be paid in cash or Owens Corning common stock, with a minimum 50% stock requirement.

•	Directors will be paid meeting fees and retainers quarterly, on the third business day following Owens Corning’s earnings release.